EXHIBIT 99.1

J.Jill Names Claire Spofford as Chief Executive Officer

20 year retail industry veteran to drive next chapter of growth for brand

QUINCY, Mass. (October 7, 2020) -- J.Jill, Inc. (NYSE:JILL) today announced the appointment of Claire Spofford as Chief Executive Officer, effective no later than February 15. She will also become a member of the Board of Directors. Jim Scully will remain Interim CEO to ensure a smooth transition of the role. Spofford a veteran retail executive with more than 20 years of experience, most recently served as President of Cornerstone Brands.

“After an extensive period of successfully navigating through the challenges presented by the COVID-19 pandemic and a strategic restructuring of the business, J.Jill has emerged stronger both operationally and financially to continue to execute on our initiatives and capitalize on the growth opportunities ahead,” said Michael Rahamim, Chairman of the Board. “As we enter this next phase, we are excited to welcome Claire back to the J.Jill organization. Claire’s extensive experience driving growth and profitability at respected retail companies coupled with her knowledge of our customer and brand make her the ideal candidate to lead the business forward. We look forward to building upon the legacy of this great brand.”

As President of Cornerstone Brands Spofford oversaw a portfolio of four interactive, aspirational, home and apparel lifestyle brands including Ballard Designs, Frontgate, Garnet Hill and Grandin Road. She led the team there in evolving the brands into profitable, digitally driven omnichannel businesses. Prior to being appointed President of Cornerstone Brands, Spofford served as President of Garnet Hill, one of the company’s lifestyle brands. Previously, she was Senior Vice President and Chief Marketing Officer of J.Jill, Inc. She held numerous leadership roles at Orchard Brands including Interim President and Chief Executive Officer, as well as Group President for Premium Brands and President of Appleseeds. Prior to Orchard Brands, Spofford served as Vice President, Global Marketing of Timberland.

“I am honored to rejoin the team and for the opportunity to lead J.Jill as we look to build on our strong heritage and position the company for the future,” said Spofford. “J.Jill is a unique brand that is not only dedicated to helping women look great and feel good, but also to supporting women in the community, and I have a deep admiration and love for the brand and the important role it plays in women’s lives. I am excited to work alongside the talented team as we continue to evolve and meet the needs of our customer day in and day out.”

Spofford currently serves as a board member for Reclaim Childhood and previously served on the board of directors for White Flower Farm and as a board member for Project Adventure, Inc. Spofford received her MBA from Babson College and her Bachelors of Arts in English and Political Science from the University of Vermont.

Rahamim continued, “As we look to chart the next chapter for J.Jill, we want to thank Interim Chief Executive Officer, Jim Scully, for his exceptional stewardship, guidance and leadership over the course of the past 10 months. With a solid foundation in place to build upon, we are well positioned to execute against our long-term business strategy.”

About J.Jill, Inc.
J.Jill is a premier omnichannel retailer and nationally recognized women’s apparel brand committed to delighting customers with great wear-now product. The brand represents an easy, thoughtful and inspired style that reflects the confidence of remarkable women who live life with joy, passion and purpose. J.Jill offers a guiding customer experience through about 280 stores nationwide and a robust e-commerce platform. J.Jill is headquartered outside Boston. For more information, please visit www.jjill.com or http://investors.jjill.com. The information included on our websites is not incorporated by reference.

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Contacts:

Investor Contact:
Caitlin Churchill
ICR, Inc.
investors@jjill.com
203-682-8200

Media Contact:
Jessica Liddell
ICR, Inc.
jjillPR@icrinc.com
203-682-8200